News Release

Contact: Jack R. Callison, Jr.
800-982-9293 • 303-708-5959

Archstone-Smith Announces Corporate Governance
Improvements

DENVER — September 21, 2004 — Archstone-Smith (NYSE:ASN) announced today that its Board of Trustees approved two new corporate governance improvements. First, the Board voted to terminate its Shareholder Rights Agreement (commonly known as a “poison pill”) effective October 1, 2004. In addition, the company will include in its 2005 Proxy Statement a proposal for shareholder consideration to amend the company’s Declaration of Trust to eliminate the staggered Board, effective with the election of Trustees in 2006.

“These changes continue our track record of shareholder-friendly actions, such as completing one of the largest share repurchase programs in the industry and not raising equity capital simply because the window is open,” said R. Scot Sellers, chairman and chief executive officer. “We look forward to continuing to identify new ways to enhance shareholder value.”

These actions were taken following a comprehensive review of the company’s governance policies undertaken by the Board’s Nominating and Corporate Governance Committee over the past year. Archstone-Smith’s corporate governance guidelines, code of ethics and business conduct and committee charters are available on the company’s web site at www.ArchstoneSmith.com, in the “Corporate Governance” section of the Investors portion of the site.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of $11.0 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the greater Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, Chicago, Boston, Southeast Florida, Seattle and the greater New York City metropolitan area. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith provides great apartments and great service – backed by unconditional service guarantees. As of June 30, 2004, Archstone-Smith owned or had an ownership position in 247 communities, representing 87,717 units, including units under construction.

Archstone-Smith is recognized as one of America’s Most Admired Companies for 2004 by Fortune Magazine and ranks 956 on the Forbes 2000 List, the magazine’s comprehensive ranking of the world’s largest companies, for 2004. In addition, the company was recognized as Company of the Year by Colorado Biz Magazine. To find out more, visit ArchstoneSmith.com.

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Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2003 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.